PRESS RELEASE	Exhibit 99.1

Contacts :
Joanne Carson (Media)	Sandy Parker (Investors/Analysts)
Carsonj@dnb.com	Parkerr@dnb.com
973.921.5610	973.921.5693

D&B Announces Final 2003 First Quarter Results

•	EPS Meets Revised First Call Consensus of 51 Cents; 48 Cents After Net Charges

•	Confirms Previous 2003 EPS Guidance on Lowered Revenue Outlook

Short Hills, NJ — April 21, 2003 — D&B (NYSE: DNB), the leading provider of global business information and technology solutions, today reported diluted earnings per share for the quarter ended March 31, 2003, of 51 cents, up 19 percent from 43 cents in the prior year quarter, before previously-announced net charges totaling 3 cents per share. On a GAAP basis, D&B reported diluted earnings per share of 48 cents, up 12 percent. The net charges are described below.

See Schedule 1 for results as reported in accordance with generally accepted accounting principles (“GAAP”), Schedule 2 for results before non-core gains and charges, and Schedule 3 for a reconciliation of GAAP results to results before non-core gains and charges. Also see below for a discussion of the Company’s use of non-GAAP financial measures.

“As we said when we announced our preliminary results on April 9th, we are pleased that our flexible business model and focused implementation of our Blueprint for Growth strategy enabled us to deliver strong EPS growth,” said Allan Z. Loren, chairman and chief executive officer of D&B. “Our North America segment’s profitability improved slightly, despite a revenue decline and dilution from our acquisition of Hoover’s. In addition, our International segment reported a profitable first quarter for the first time in over 6 years. These profitability improvements are a testament to the success of our financial flexibility initiatives.”

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D&B’s First Quarter 2003 Results

Total revenue for the quarter was $314.7 million, flat compared with the prior year quarter, including 4 percentage points of favorable impact from foreign exchange rate movements and 2 percentage points of favorable impact from the Company’s acquisitions of Data House in the fourth quarter of 2002 and Hoover’s, Inc. in March 2003.

These revenue results reflect the following by product line:

•	Risk Management Solutions revenue of $224.1 million, up $9.0 million or 4 percent (including 5 percentage points of favorable impact from foreign exchange, and 2 percentage points of favorable impact from the Data House acquisition);

•	Sales & Marketing Solutions revenue of $80.6 million, down $11.6 million or 13 percent (including 2 percentage points of favorable impact from foreign exchange);

•	Supply Management Solutions revenue of $7.5 million, up $0.3 million or 6 percent (including 4 percentage points of favorable impact from foreign exchange); and

•	E-Business Solutions revenue of $2.5 million, representing the results of Hoover’s, Inc. since March 3, 2003. This E-Business Solutions product line is being reported separately for the first time this quarter.

“We are disappointed with our revenue results, which reflect cautious customer investment behavior in the current economic environment,” said Loren.

D&B continued to make progress in migrating its product delivery to the Web, a more efficient delivery channel. In the first quarter of 2003, D&B delivered 68 percent of its revenue over the Web, up from 65 percent in the 2002 fourth quarter, and from 42 percent in the first quarter of 2002.

Operating income for the first quarter was $55.6 million, down $3.4 million or 6 percent from the year-ago period. Operating income grew in each of the Company’s geographic segments, and Corporate and other expense declined, all reflecting the benefits of the Company’s ongoing financial flexibility initiatives. However, these improvements were offset by a previously-announced $10.9

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million restructuring charge, described below. Before this charge, operating income was up $7.5 million or 13 percent.

D&B had $3.1 million of non-operating income — net for the first quarter of 2003, compared with $4.6 million of non-operating expense — net in the prior-year period. The 2003 amount included a previously-announced insurance recovery of $7.0 million, described below. Before this non-core gain, D&B would have had Non-operating expense — net of $3.9 million, an improvement of 14 percent over the prior-year period, primarily due to lower interest expense.

Net income for the quarter was $37.1 million, up $3.6 million or 11 percent from the prior-year period, including the restructuring charge and insurance recovery. Before these non-core gains and charges, net income was up $5.9 million or 18 percent.

Cash provided by operating activities during the quarter was $60.7 million, including $7.0 million from the insurance recovery, compared to $7.5 million in the prior year quarter. This improved result includes the benefit of working capital management, another area of focus of the Company’s financial flexibility initiatives. The Company ended the quarter with $149.3 million of cash and cash equivalents.

First Quarter 2003 Segment Results

North America

North America’s first-quarter revenue was $226.5 million, down $13.2 million or 6 percent from $239.7 million in the prior year period. This decline is primarily due to lower Sales & Marketing Solutions revenue reflecting the effect of cautious customer investment behavior in the current economic environment.

North America’s revenue results include:

•	$151.7 million from Risk Management Solutions, down $3.2 million or 2 percent;

•	$66.9 million from Sales & Marketing Solutions, down $12.1 million or 15 percent;

•	$5.4 million from Supply Management Solutions, down $0.4 million or 6 percent; and

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•	a $2.5 million contribution from E-Business Solutions, which represents the results of Hoover’s Inc. since its acquisition on March 3, 2003.

North America’s operating income for the quarter was $80.3 million, compared to $80.2 million in the prior year quarter. Profitability in the quarter was impacted by an increase in non-cash pension costs resulting from previously-disclosed changes in the U.S. Retirement Plan’s actuarial assumptions, and $1.2 million of dilution from the Hoover’s acquisition, offset by benefits from the Company’s financial flexibility initiatives.

International

D&B began reporting its Europe segment (including Europe, Middle East and Africa) and its Asia Pacific / Latin America segment as a single, new International segment effective January 1, 2003.

The International segment’s first-quarter revenue was $88.2 million, up $13.2 million from $75.0 million in the prior year quarter. The 18 percent increase in International revenue was primarily due to the favorable effect of foreign exchange rate movements, which contributed 17 percentage points of growth. Before the effect of foreign exchange, revenue grew 1 percent, including the acquisition of Data House, which contributed $5.4 million or 6 percentage points of growth.

These International revenue results reflect:

•	$72.4 million from Risk Management Solutions, up $12.2 million or 20 percent, including 17 percentage points of favorable impact from foreign exchange and 8 percentage points of growth from the acquisition of Data House;

•	$13.7 million from Sales & Marketing Solutions, up $0.5 million or 4 percent, including 14 percentage points of favorable impact from foreign exchange, and;

•	$2.1 million from Supply Management Solutions, up $0.7 million or 55 percent, including 25 percentage points of favorable impact from foreign exchange.

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The International segment’s operating income for the quarter was $1.3 million, compared with an operating loss of $4.0 million in the prior year quarter. This improvement in profitability was primarily due to the lower expense base associated with the Company’s financial flexibility program. Operating income growth also benefited from the favorable impact of foreign exchange.

See Schedule 4 for revenue by product line for each geographic segment and other supplemental information.

Non-Core Gains and Charges

In its January 13, 2003 press release, the Company announced that it had received cash of $7.0 million pre-tax ($4.3 million after-tax or 6 cents per diluted share) in settlement of its insurance claim to recover losses related to the events of September 11, 2001. In the first quarter of 2003, this non-core gain was recorded within Non-operating income — net.

On January 13, 2003, the Company also announced a series of financial flexibility initiatives which is expected to initially reduce D&B’s 2003 expense base by $75 million on an annualized basis, before any restructuring charges and transition costs, and before any reallocation of spending. In the announcement, D&B said it expected this series of actions to result in restructuring charges totaling $16 million, primarily for severance and termination costs, which would be recognized during 2003.

In accordance with a new accounting rule, SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” restructuring charges must now be recognized when the liability is incurred, rather than at the date the company commits to an exit plan. The adoption of this rule will result in the restructuring expenses being recognized over a period of time, rather than at one time. In the first quarter of 2003, the Company recorded $10.9 million pre-tax ($6.6 million after-tax or 9 cents per diluted share) of the expected $16 million charge within Operating income as Corporate and other expense.

D&B’s restructuring charges may be viewed as recurring as they are incurred as part of each phase of its financial flexibility initiatives. However, in addition to reporting GAAP results, the Company reports results before restructuring charges and other non-core gains and charges because it does not consider these charges

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and other items to reflect its underlying business performance. See Use of Non-GAAP Financial Measures, below.

2003 Outlook

Earnings Per Share and Operating Cash Flow

The Company is confirming its previous full-year diluted earnings per share guidance of between $2.25 and $2.29 on a GAAP basis. This range of EPS represents between 20 and 22 percent growth, compared to $1.87 reported on a GAAP basis for 2002.

This EPS guidance includes the previously-announced 8 cent per share dilutive impact of the Hoover’s acquisition, and certain non-core gains and charges totaling a net charge of 25 cents per share as described below.

Before non-core gains and charges, D&B expects full-year diluted earnings per share to be between $2.50 and $2.54, representing between 16 and 18 percent growth, compared to $2.15 of diluted earnings per share before a restructuring charge of 28 cents per share in 2002. This range of guidance for 2003 is also unchanged from what was communicated previously.

D&B expects to record in 2003 the following non-core gains and charges which were announced in the company’s January 13th, 2003, press release:

•	an insurance recovery of $7 million pre-tax ($4.3 million after-tax or 6 cents per share), recognized in the first quarter;

•	restructuring charges totaling approximately $16 million pre-tax ($11 million after tax, or 14 cents per share), of which $10.9 million pre-tax ($6.6 million after-tax or 9 cents per share) was recognized in the first quarter, and the balance is expected to be recognized primarily in the second quarter; and

•	a loss on monetization of real estate of approximately $13 million pre-tax ($13 million after-tax or 17 cents per share), expected in the third quarter.

“As a result of the financial flexibility program we initiated over 2 years ago, we now have a significantly lower operating cost base,” said Loren. “We manage our business by continually seeking opportunities to reallocate our spending to activities that drive revenue growth while, at the same time, improving our

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profitability. Our business is not capital-intensive, and it generates strong operating cash flows. As a result,” Loren concluded, “we believe we can continue to deliver solid earnings and operating cash flow growth in 2003, despite the current lackluster business environment.”

The Company expects operating cash flow for 2003 to be between $232 million and $272 million, before any payments to the IRS in settlement of tax and legal matters described in D&B’s 2002 Annual Report on Form 10-K. Because D&B is unable to predict the amount or timing of any such future payments, the Company is unable to provide an outlook for 2003 operating cash flow on a GAAP basis. Operating cash flow was $213.1 million in 2002.

Revenue

D&B believes full-year core revenue growth will be in the range of 1 to 4 percent before the effects of foreign exchange. D&B previously expected core revenue growth in the range of 4 to 5 percent before these effects. Because D&B is unable to predict the future movements of foreign exchange rates or potential business model changes, the Company is unable to provide an outlook for 2003 revenue on a GAAP basis.

“We believe that, with superb leadership by our team members and the investments we are making to drive growth in our business, we will achieve our aspiration to become a growth company,” said Loren. “However, we expect it will take some time before customer investment behavior changes in a meaningful way. As a result, we are lowering our revenue growth outlook for 2003 to reflect a continuation of current business conditions,” Loren said.

Management will provide further information about its growth plans for 2003 and beyond at an investor meeting scheduled for May 16, 2003. Details about the meeting will be provided in the coming weeks.

Other Metrics

Further with respect to guidance for full year 2003, the Company expects that:

•	It will deliver 70+ percent of its revenue over the Web by the end of the year, compared with 65 percent at the end of 2002;

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•	Capital expenditures and capitalized software costs will be between $40 and $50 million, compared with $53.5 million in 2002; and

•	Depreciation and amortization expense will be between $75 and $80 million, compared with $84.2 million in 2002.

This guidance is also unchanged from previous expectations.

Use of Non-GAAP Financial Measures

D&B reports non-GAAP financial measures in this press release and the schedules attached. Specifically, D&B reports core revenue, revenue growth before the effects of foreign exchange, and operating income, net income and diluted earnings per share before non-core gains and charges. Please see D&B’s Form 10-K for the fiscal year ended December 31, 2002 under the section entitled “Item 1. Business — How We Evaluate Our Performance” for a discussion of how the Company defines these measures, why it uses them and why it believes they provide useful information to investors.

First-Quarter Teleconference

D&B will review its first-quarter financial results in a conference call with the investment community on Tuesday, April 22, 2003, at 10 a.m. ET. Live audio, as well as a replay, of the conference call, and other related information, will be accessible on D&B’s Investor Relations Web site at http://investor.dnb.com.

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D&B (NYSE: DNB) provides the information, tools and expertise to help customers Decide with Confidence. D&B enables customers quick access to objective, global information whenever and wherever they need it. Customers use D&B Risk Management Solutions to manage credit exposure, D&B Sales & Marketing Solutions to find profitable customers and D&B Supply Management Solutions to manage suppliers efficiently. D&B’s E-Business Solutions are also used to provide Web-based access to trusted business information for traditional customers as well as new small business and other non-traditional customers. Over 90 percent of the Business Week Global 1000 rely on D&B as a trusted partner to make confident business decisions. For more information, please visit www.dnb.com.

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Forward-Looking and Cautionary Statements

The section entitled “2003 Outlook” of this press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

Demand for D&B’s products is subject to intense competition, changes in customer preferences and economic conditions which impact customer behavior. The Company’s results are also dependent upon its continued ability to:

•	develop new products;

•	invest in its database and maintain its reputation for providing reliable data;

•	develop and maintain a successful Web-based business model;

•	reallocate expense to achieve growth through its financial flexibility program;

•	manage employee satisfaction and maintain its global expertise as it implements its financial flexibility program; and

•	protect against damage or interruptions affecting its database or its data centers.

The Company is also subject to the effects of foreign economies, exchange rate fluctuations and U.S. and foreign legislative or regulatory requirements. Its results are also dependent upon the availability of data from its database. Developments in any of these areas could cause results to differ materially from results that have been or may be projected.

In addition, the Company’s projection for operating cash flow in 2003 is dependant upon, among other things, the Company’s ability to generate sales, the Company’s collection processes, customer payment patterns and the amount and timing of payments related to tax matters and legal proceedings involving the Company as more fully described in the Company’s filings with the SEC.

For a more detailed discussion of the trends, risks and uncertainties that may affect D&B’s operating and financial results and its ability to achieve the financial objectives discussed in this press release, readers should review the Company’s

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Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including the section entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”),” and the subsection entitled “Trends, Risks and Uncertainties” in the MD&A. Copies of the Company’s Annual Report on Form 10-K are available on its web site at www.dnb.com and on the SEC’s web site at www.sec.gov. D&B cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements.

Schedule 1

The Dun & Bradstreet Corporation
Consolidated Statement of Operations (unaudited) — As Reported

	Quarter Ended
	March 31,
			AFX	Effects of Foreign	BFX
			% Change	Exchange	% Change
Amounts in millions, except per share data	2003	2002	Fav/(Unfav)	Fav/(Unfav)	Fav/(Unfav)

Revenue:
North America	$226.5	$239.7	-6%	0%	-6%
International	88.2	74.8	18%	17%	1%

Core Revenue	314.7	314.5	0%	4%	-4%
Divested Businesses (1)	—	.2	-100%	0%	-100%

Total Revenue	$314.7	$314.7	0%	4%	-4%

Operating Income (Loss):
North America	$80.3	$80.2	0%
International	1.3	(4.0)	—

Total Divisions	81.6	76.2	7%
Corporate and Other (2)	(26.0)	(17.2)	-51%

Operating Income	55.6	59.0	-6%

Interest Income	.8	.7	14%
Interest Expense	(4.5)	(5.0)	10%
Other Income (Expense) — Net (3)	6.8	(.3)	—

Non-Operating Income (Expense) — Net	3.1	(4.6)	—

Income before Provision for Income Taxes	58.7	54.4	8%
Provision for Income Taxes	21.6	20.4	-6%
Equity in Net Losses of Affiliates	—	(.5)	100%

Net Income (4)	$37.1	$33.5	11%

Basic Earnings Per Share of Common Stock	$.50	$.45	11%

Diluted Earnings Per Share of Common Stock (5)	$.48	$.43	12%

Weighted Average Number of Shares Outstanding:
Basic	74.4	75.0	1%

Diluted	76.7	77.9	2%

See Schedule 3 (Notes to Schedules), which is an integral part of the consolidated statement of operations.

AFX — After Effects of Foreign Exchange

BFX — Before Effects of Foreign Exchange

This financial information should be read in conjunction with the consolidated financial statements and related notes of The Dun & Bradstreet Corporation contained in filings with the Securities and Exchange Commission.

Schedule 2

The Dun & Bradstreet Corporation
Consolidated Statement of Operations (unaudited) — Before Non-Core Gains and Charges

	Quarter Ended
	March 31,
			AFX	Effects of Foreign	BFX
			% Change	Exchange	% Change
Amounts in millions, except per share data	2003	2002	Fav/(Unfav)	Fav/(Unfav)	Fav/(Unfav)

Revenue:
North America	$226.5	$239.7	-6%	0%	-6%
International	88.2	74.8	18%	17%	1%

Core Revenue	314.7	314.5	0%	4%	-4%
Divested Businesses (1)	—	.2	-100%	0%	-100%

Total Revenue	$314.7	$314.7	0%	4%	-4%

Operating Income (Loss):
North America	$80.3	$80.2	0%
International	1.3	(4.0)	—

Total Divisions	81.6	76.2	7%
Corporate and Other (2)	(15.1)	(17.2)	12%

Operating Income	66.5	59.0	13%

Interest Income	.8	.7	14%
Interest Expense	(4.5)	(5.0)	10%
Other Income (Expense) — Net (3)	(0.2)	(0.3)	33%

Non-Operating Income (Expense) — Net	(3.9)	(4.6)	14%

Income before Provision for Income Taxes	62.6	54.4	15%
Provision for Income Taxes	23.2	20.4	-14%
Equity in Net Losses of Affiliates	—	(.5)	100%

Net Income (4)	$39.4	$33.5	18%

Basic Earnings Per Share of Common Stock	$.53	$.45	18%

Diluted Earnings Per Share of Common Stock (5)	$.51	$.43	19%

Weighted Average Number of Shares Outstanding:
Basic	74.4	75.0	1%

Diluted	76.7	77.9	2%

See Schedule 3 (Notes to Schedules), which is an integral part of the consolidated statement of operations.

AFX — After Effects of Foreign Exchange

BFX — Before Effects of Foreign Exchange

Non-Core Gains and Charges — For internal management purposes, we treat certain gains and charges which are included in “Corporate and Other” and “Other Income (Expense) — Net” as non-core gains and charges. These pre-tax non-core gains and charges are summarized in Schedule 3. We exclude non-core gains and charges when evaluating our financial performance because we do not consider these items to reflect our underlying business performance.

This financial information should be read in conjunction with the consolidated financial statements and related notes of The Dun & Bradstreet Corporation contained in filings with the Securities and Exchange Commission.

Schedule 3

The Dun & Bradstreet Corporation
Notes to Schedules 1 and 2 (unaudited)

(1)	2002 includes revenues from the Company’s Korean business, which was divested in the quarter ended December 31, 2002.

(2)	The following table reconciles between Corporate and Other expenses included in Schedule 1 and Schedule 2:

	Quarter Ended
	March 31,

			% Change
Amounts in millions	2003	2002	Fav/(Unfav)

Corporate and Other — As Reported (Schedule 1)	$(26.0)	$(17.2)	-51%
Restructuring Charge	(10.9)	—	N/M

Corporate and Other — Before Non-Core Gains and Charges (Schedule 2)	$(15.1)	$(17.2)	12%

In 2003, the Company recorded, within Corporate and Other, a charge for restructuring related to the fourth phase of its financial flexibility program.

(3)	The following table reconciles between the Other Income (Expense)-Net included in Schedule 1 and Schedule 2:

	Quarter Ended
	March 31,

			% Change
Amounts in millions	2003	2002	Fav/(Unfav)

Other Income (Expense)-Net — As Reported (Schedule 1)	$6.8	$(.3)	—
Insurance Recovery related to World Trade Center Tragedy	7.0	—	N/M

Other Income (Expense)-Net — Before Non-Core Gains and Charges (Schedule 2)	$(.2)	$(.3)	33%

(4)	The following table reconciles between the Net Income included in Schedule 1 and Schedule 2:

	Quarter Ended
	March 31,

			% Change
Amounts in millions	2003	2002	Fav/(Unfav)

Net Income — As Reported (Schedule 1)	$37.1	$33.5	11%
Restructuring Charge	(6.6)	—	N/M
Insurance Recovery related to World Trade Center Tragedy	4.3	—	N/M

Net Income — Before Non-Core Gains and Charges (Schedule 2)	$39.4	$33.5	18%

(5)	The following table reconciles between the Diluted Earnings Per Share included in Schedule 1 and Schedule 2:

	Quarter Ended
	March 31,

			% Change
	2003	2002	Fav/(Unfav)

Diluted EPS — As Reported (Schedule 1)	$.48	$.43	12%
Restructuring Charge	(.09)	—	N/M
Insurance Recovery related to World Trade Center Tragedy	.06	—	N/M

Diluted EPS — Before Non-Core Gains and Charges (Schedule 2)	$.51	$.43	19%

This financial information should be read in conjunction with the consolidated financial statements and related notes of The Dun & Bradstreet Corporation contained in filings with the Securities and Exchange Commission.

Schedule 4

The Dun & Bradstreet Corporation
Supplemental Financial Data (unaudited)

	Quarter Ended
	March 31,

Amounts in millions	2003	2002	AFX % Change Fav/(Unfav)	Effects of Foreign Exchange Fav/(Unfav)	BFX % Change Fav/(Unfav)

Product Line Revenue:
North America:
Risk Management Solutions	$151.7	$154.9	-2%	0%	-2%
Sales & Marketing Solutions	66.9	79.0	-15%	0%	-15%
Supply Management Solutions	5.4	5.8	-6%	0%	-6%
E-Business Solutions	2.5	—	—	—	—

Core Revenue	226.5	239.7	-6%	0%	-6%
Divested Businesses	—	—	—	—	—

Total North America	226.5	239.7	-6%	0%	-6%

International:
Risk Management Solutions	72.4	60.2	20%	17%	3%
Sales & Marketing Solutions	13.7	13.2	4%	14%	-10%
Supply Management Solutions	2.1	1.4	55%	25%	30%

Core Revenue	88.2	74.8	18%	17%	1%
Divested Businesses	—	.2	-100%	0%	-100%

Total International	88.2	75.0	18%	17%	1%

Total Corporation:
Risk Management Solutions	224.1	215.1	4%	5%	-1%
Sales & Marketing Solutions	80.6	92.2	-13%	2%	-15%
Supply Management Solutions	7.5	7.2	6%	4%	2%
E-Business Solutions	2.5	—	—	—	—

Core Revenue	314.7	314.5	0%	4%	-4%
Divested Businesses	—	.2	-100%	0%	-100%

Total Revenue	$314.7	$314.7	0%	4%	-4%

Geographic Revenue:
United States	$218.9	$233.3	-6%
International	95.8	81.4	18%

Total Geograhic Revenue	$314.7	$314.7	0%

Operating Costs:
Operating Expenses	$106.1	$108.8	3%
Selling and Administrative Expenses	125.9	127.4	1%
Depreciation and Amortization	16.2	19.5	17%
Restructuring Expense	10.9	—	—

Total Operating Costs	$259.1	$255.7	-1%

Capital Expenditures	$3.7	$3.3	-12%

Additions to Computer Software & Other Intangibles	$2.2	$6.0	63%

	Mar 31, 2003	Dec 31, 2002	Sep 30, 2002	Jun 30, 2002	Mar 30, 2002

Net Debt Position:
Cash and Cash Equivalents	$149.3	$191.9	$136.0	$147.1	$89.4
Notes Payable	(.1)	(.1)	(.1)	(.1)	(35.7)
Long-Term Debt	(299.8)	(299.9)	(299.9)	(299.7)	(299.6)

Net Debt	$(150.6)	$(108.1)	$(164.0)	$(152.7)	$(245.9)

AFX — After Effects of Foreign Exchange

BFX — Before Effects of Foreign Exchange

This financial information should be read in conjunction with the consolidated financial statements and related notes of The Dun & Bradstreet Corporation contained in filings with the Securities and Exchange Commission.